NEWS	Contact Joe Hodas	Frontier Airlines Frontier Center One
FOR IMMEDIATE RELEASE	Frontier Airlines 720-374-4504 jhodas@flyfrontier.com	7001 Tower Road Denver, CO 80249 P 720.374.4200 F 720.374.4375 frontierairlines.com

Frontier Airlines Reports Fiscal Year 2007 Results

DENVER (May 24, 2007) - Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today reported a net loss of $20.4 million, or $0.56 per diluted common share, for its fiscal year ended March 31, 2007. This compares to a net loss of $14.0 million, or $0.39 per diluted common share for the year ended March 31, 2006. Included in the Company’s net loss for the year ended March 31, 2007 was a non-cash valuation allowance on net deferred tax assets of $4.0 million offset by a non-cash mark to market fuel derivative gain which decreased pretax fuel expense by $12.8 million and $0.7 million in pretax gains relating to the sale of Boeing parts held for sale. These items, net of income taxes, decreased the Company’s net loss for the year ended March 31, 2007 by $0.12 per share. Included in the Company’s net loss for the year ended March 31, 2006 were the following items before the effect of income taxes: aircraft lease and facility exit charges of $3.4 million primarily relating to three leased Boeing 737-300 aircraft that the Company ceased using during the year, a non-cash mark to market fuel derivative loss which increased pretax fuel expense by $2.2 million which were offset by gains of $1.1 million related to the sale of Boeing parts held for sale and other assets. These items, net of income taxes, increased the Company’s net loss for the year ended March 31, 2006 by $0.08 per share.

For Frontier’s fiscal fourth quarter ended March 31, 2007, the airline reported a net loss of $10.4 million, or $0.29 per common share, compared to a net loss of $7.9 million, or $0.22 per common share, for the same period last year. Included in the Company’s net loss for the quarter ended March 31, 2007 was a $15.1 million pretax non-cash mark to market fuel derivative gain, which was offset by a non-cash valuation allowance on net deferred tax assets of $3.9 million. This item, net of income taxes, reduced the Company’s net loss for the quarter by $0.14 per share. The fiscal fourth quarter 2006 results, on a pretax basis, included a $0.1 million unrealized fuel derivative gain and a $0.2 million gain from the sale of spare parts and inventory. These items, net of income taxes, did not impact the Company’s net loss per share.

Chief Executive Officer’s Comments
Frontier President and CEO Jeff Potter said, “This quarter was one of the toughest that we have faced financially, as we continued to suffer the impacts of the winter storms in Denver that began in December 2006 and carried through into January 2007, and we were hampered throughout the quarter by adverse weather around the country. Simultaneously, we saw weakening demand across the domestic industry that carried through into April combined with a resurgence of historically high fuel prices.

“What the financial results are unable to reflect however, is the significant year over year operational improvements we achieved in fiscal 2007 and the growing excitement regarding our diversification which we announced towards the end of the last calendar year and will be almost fully implemented by the end of this calendar year. We are on track to launch our subsidiary, Lynx Aviation, which will provide service to at least four new mountain destinations and five non-mountain destinations by December 2007.  We have begun flying the Embraer 170 aircraft with our new partners at Republic Airlines, which will enable us to double our regional jet fleet by December 2008. We continue to grow our successful Mexico service which now operates year-round in several markets, and we will expand our Central American footprint this year as we launch service to our fourth country, Costa Rica, in November 2007. Equally as important, we continue to develop new strategies to enhance our ancillary revenues through efforts such as trip insurance, creating co-branded credit card demand, our frequent-flyer and referral relationship with AirTran, the “cashless cabin” and the development of a new vacation product that we plan to announce in the coming quarter. In fact, for the fiscal year ended March 2007, we achieved a very healthy 34 percent increase in “other” revenue on a year-over-year basis and this is at the forefront of our strategic focus in the coming year.

“With a foundation of six new gates at our Denver hub that we have brought on line over the past few months, we continue to diversify our growth away from over-saturated markets while we further leverage the revenue benefits inherent in our Denver hub, pairing the proper size of aircraft with smaller demand markets that are anxious for lower fares and a differentiated product. With several of our new markets like Memphis and Louisville, we have seen tremendous response to new low-fare service to the West and for the level of service that led us to be named Business Traveler Magazine’s Low Cost Carrier of the Year in 2006.”

Fourth Quarter Operating and Financial Highlights
Compared to the same quarter last year, mainline passenger revenue increased 13.4 percent as mainline revenue passenger miles (RPMs) grew at a rate of 11.0 percent during the fiscal fourth quarter, while mainline capacity growth as measured by mainline available seat miles (ASMs) increased 14.7 percent. As a result, the airline’s mainline load factor was 71.1 percent for its fiscal fourth quarter of 2007, 2.4 load factor points less than the airline’s mainline load factor of 73.5 percent during the same quarter last year. The airline’s mainline breakeven load factor, excluding special items, for the fiscal fourth quarter 2007 decreased 0.5 load factor points year over year from 76.2 percent to 75.7 percent.

During the fiscal fourth quarter 2007, the airline’s mainline revenue per available seat mile (RASM) decreased 0.9 percent to 8.57 cents from the same quarter last year. The decrease in mainline RASM was primarily due to lower year over year load factors partially offset by a 2.5 percent increase in mainline yield. Mainline average length of haul decreased 1.1 percent on a year-over-year basis.

Mainline fuel cost per gallon during the quarter (excluding a non-cash mark to market fuel hedging gain) decreased less than one percent to $2.03 compared to $2.04 for the same period last year. Mainline CASM excluding fuel increased 3.9 percent to 6.61 cents from the same period last year, when CASM excluding fuel was 6.36 cents.

Senior Vice President and Chief Financial Officer Paul Tate discussed the airline’s year over year unit cost comparatives stating, “Our fiscal fourth quarter generated higher year over year mainline CASM excluding fuel, caused primarily by $3.8 million in bad weather operating costs such as increased deicing costs and $1.5 million in start up costs for our new subsidiary, Lynx Aviation.”

The Company’s current unrestricted cash and working capital deficit as of March 31, 2007 were $203.0 million and -$18.9 million, respectively. This compares to the Company’s unrestricted cash and working capital position as of March 31, 2006 last year of $272.8 million and $89.9 million, respectively.

Fiscal Year Operating and Financial Highlights
The airline’s mainline passenger revenues during its fiscal year 2007 increased 18.1 percent to $1.0 billion from $878.7 million for the prior fiscal year. The airline’s mainline capacity, as measured by ASMs, increased 14.4 percent during fiscal year 2007. During fiscal year 2007, the airline's mainline break-even load factor, excluding special items, increased 1.6 points to 77.0 percent. The airline’s average fare during its fiscal year 2007 decreased 0.4 percent to $102.59 from $103.05 from the prior fiscal year. The Company's mainline passenger RASM for fiscal year 2007 increased 3.4 percent to 9.09 cents from 8.79 cents for fiscal year 2006.

Mainline CASM for the fiscal year 2007 increased to 9.49 cents from 9.13 cents for fiscal year 2006. Mainline CASM excluding the airline's fuel costs increased 2.9 percent to 6.46 cents during fiscal year 2007, compared to 6.28 cents during fiscal year 2006. During fiscal year 2007, the average cost per gallon of fuel was $2.20 (excluding a non-cash mark to market gain), an 11.1 percent increase from the prior fiscal year. Daily aircraft utilization for fiscal year 2007 averaged 11.9 hours, an increase of 3.5 percent from fiscal year 2006.

Business developments during the quarter included:
•	Ratified a new collective bargaining agreement with Frontier Airlines Pilot Association (FAPA).
•
Signed an agreement with Republic Airlines to operate a fleet of 17 Embraer 170 Aircraft, and subsequently took delivery of the first four aircraft. When fully realized, the new Republic relationship will almost double Frontier’s existing regional fleet of 9 CRJ-700 aircraft operated by Horizon Air. The Horizon Air agreement is slated to end in December 2007.

•	Designated by the Department of Transportation (DOT) as a “major” carrier, which recognizes airlines that post more than $1 billion in revenue during a .
•	Began new non-stop service between Denver and Hartford, Conn. on March 2, 2007.
•	Began new non-stop service from Sacramento and San Jose, Calif. to Cabo San Lucas on March 3, 2007.
•	Announced new non-stop service between Denver and Louisville, KY which began March 30, 2007.
•
Announced new non-stop service between Dallas and Mazatlan, Mexico, which will begin June 7, 2007. The new route represents Frontier’s 11th US city with non-stop service to one of its eight Mexico destinations.

•	Announced new non-stop service between Denver and Memphis, TN which began on May 12, 2007.
•	Announced new service between Jacksonville, FL and Denver which will begin June 15, 2007.
•	Took delivery of one new Airbus A318 and one new A319 aircraft.
•	Executed a stock buy-back of 300,000 shares of common stock to fund the 2007 Employee Stock Ownership Plan contribution.

Outlook
Potter concluded, “The demand in new as well as existing markets, along with some momentum in terms of revenue for the quarter ahead are positive indicators of a healthy start to our new fiscal year. However, our enthusiasm is certainly tempered by fuel costs that continue to spike and remain at uncomfortably high levels. Frontier’s 5,200 employees are ready for a busy summer. I am confident that while we are going to fly more people than any time in our history over the next three months, our employees will continue to impress new and existing passengers alike with the level of customer service they provide.”

Senior leadership will host a conference call to discuss Frontier’s quarterly and annual results on May 25, 2007 at 9:00 a.m. Mountain Daylight Time. The call is available via the World Wide Web on the airline’s Web site at FrontierAirlines.com or using the following URL: http://www.vcall.com/IC/CEPage.asp?ID=117169.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 13th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,200 aviation professionals. With 59 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV® service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Horizon and Republic Airlines, Frontier offers routes linking its Denver hub to 58 destinations including 48 U.S. cities in 30 states spanning the nation from coast to coast, eight cities in Mexico and two cities in Canada. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In December 2006, Frontier was designated “Best Low Cost Carrier” in the U.S. by the readers of Business Traveler magazine. Frontier’s maintenance department has received the Federal Aviation Administration (FAA) Diamond Award recognizing its advanced training standards for eight consecutive years, from 1999 to 2006. For more in-depth information on Frontier Airlines, please visit our Web site at www.FrontierAirlines.com.

Legal Notice Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts, including certain statements of belief by Mr. Potter and Frontier executives and projections of future performance, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: the timing of, and expense associated with, expansion and modification of our operations in accordance with our business strategy or in response to competitive pressures or other factors; failure of our new markets to perform as anticipated; the inability to achieve a level of revenue through fares sufficient to obtain profitability due to competition from other air carriers and excess capacity in the markets we serve; the inability to obtain sufficient gates at Denver International Airport (“DIA”) to accommodate the expansion of our operations; the inability to successfully lease or build a new maintenance hanger prior to a potential lease termination of our primary maintenance hanger located at DIA that is on a month-to-month sublease with Continental Airlines; general economic factors and behavior of the fare-paying public and its potential impact on our liquidity; terrorist attacks or other incidents that could cause the public to question the safety and/or efficiency of air travel; hurricanes and their impact on oil production; operational disruptions, including weather; industry consolidation; the impact of labor disputes; enhanced security requirements; changes in the government’s policy regarding relief or assistance to the airline industry; the economic environment of the airline industry generally; increased federal scrutiny of low-fare carriers generally that may increase our operating costs or otherwise adversely affect us; actions of airlines competing in our primary markets, such as increasing capacity and pricing actions of United Airlines, Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexican markets from the U.S.; the availability of suitable aircraft, which may inhibit our ability to achieve operating economies and implement our business strategy; the unavailability of, or inability to secure upon acceptable terms, debt or operating lease financing necessary to acquire aircraft which we have ordered; uncertainties regarding aviation fuel price; inherent risks of entering into, new business strategies, such as the start-up of a new subsidiary using a different type of aircraft and in different markets and a new regional jet partner, and various risk factors to our business discussed elsewhere in this report. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended March 31, 2007. The Company’s filings are available from the Securities and Exchange Commission or may be obtained through the Company’s website, www.FrontierAirlines.com.

-Financial Tables To Follow-

FRONTIER AIRLINES HOLDINGS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(unaudited)

	March 31,
	2007	2006
	(in thousands)
Cash and cash equivalents	202,981	272,840
Current assets	340,405	390,957
Total assets	1,042,868	970,432
Current liabilities	359,326	301,011
Long-term debt	451,908	405,482
Total liabilities	833,372	741,656
Stockholders' equity	209,496	228,776
Working capital (deficit)	(18,921)	89,946

FRONTIER AIRLINES HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEAR ENDED MARCH 31, 2007 AND 2006
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006
Revenues:
Passenger- mainline	$253,306	$223,404	$1,037,302	$878,681
Passenger - regional partner	19,110	22,992	94,164	92,826
Cargo	1,646	1,623	6,880	5,677
Other	8,356	6,971	32,603	24,338

Total revenues	282,418	254,990	1,170,949	1,001,522

Operating expenses:
Flight operations	43,450	37,218	161,544	141,316
Aircraft fuel	69,625	73,515	343,082	281,906
Aircraft lease	27,862	23,955	108,623	94,229
Aircraft and traffic servicing	46,339	37,442	166,525	138,492
Maintenance	22,911	20,223	87,978	77,238
Promotion and sales	29,013	24,646	115,536	89,751
General and administrative	14,649	12,176	56,019	48,979
Operating expenses - regional partner	24,676	27,297	108,355	106,866
Aircraft lease and facility exit costs	(43)	49	(57)	3,414
Gains on sales of assets, net	-	(179)	(656)	(1,144)
Depreciation	9,943	7,293	34,702	28,372

Total operating expenses	288,425	263,635	1,181,651	1,009,419

Business interruption insurance proceeds	-	-	868	-

Operating income	(6,007)	(8,645)	(9,834)	(7,897)

Nonoperating income (expense):
Interest income	3,002	3,530	14,982	9,366
Interest expense	(7,338)	(6,887)	(29,899)	(21,758)
Other, net	(135)	24	(245)	(179)

Total nonoperating income (expense), net	(4,471)	(3,333)	(15,162)	(12,571)

Loss before income tax benefit	(10,478)	(11,978)	(24,996)	(20,468)

Income tax benefit	(48)	(4,125)	(4,626)	(6,497)

Net loss	$(10,430)	$(7,853)	$(20,370)	$(13,971)

Loss per share:
Basic and diluted	$(0.29)	$(0.22)	$(0.56)	$(0.39)

Weighted average shares of
common stock outstanding
Basic and diluted	36,627	36,287	36,608	36,167

FRONTIER AIRLINES HOLDINGS, INC.
COMPARATIVE OPERATING STATISTICS
(unaudited)
	Three months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006
Selected Operating Data - Mainline:

Passenger revenue (000s)	$253,306	$223,404	$1,037,302	$878,681
Revenue passengers carried (000s)	2,223	1,980	9,140	7,764
Revenue passenger miles (RPMs) (000s)	2,089,189	1,881,737	8,532,577	7,436,830
Available seat miles (ASMs) (000s)	2,937,034	2,559,519	11,310,070	9,885,599
Passenger load factor	71.1%	73.5%	75.4%	75.2%
Break-even load factor (1)	75.7%	76.2%	77.0%	75.4%
Block hours	61,583	52,977	234,965	202,300
Departures	25,123	21,540	97,554	82,878
Average seats per departure	129.8	129.4	129.6	129.4
Average stage length	901	918	895	922
Average length of haul	940	950	934	958
Average daily block hour utilization	12.3	11.9	11.9	11.5
Passenger yield per RPM (cents) (2), (3)	12.05	11.76	12.05	11.68
Total yield per RPM (cents)	12.60	12.33	12.62	12.22
Passenger yield per ASM (cents)	8.57	8.65	9.09	8.79
Total yield per ASM (cents)	8.97	9.06	9.52	9.19
Cost per ASM (cents)	8.98	9.23	9.49	9.13
Fuel expense per ASM (cents)	2.37	2.87	3.03	2.85
Cost per ASM excluding fuel (cents) (4)	6.61	6.36	6.46	6.28
Average fare	$102.09	$101.97	$102.59	$103.05
Average aircraft in service	55.8	49.4	54.1	48.2
Aircraft in service at end of period	57	50	57	50
Average age of aircraft at end of period	3.2	2.6	3.2	2.6
Average fuel cost per gallon	$1.67	$2.03	$2.12	$1.99
Average fuel cost per gallon (excluding non-cash mark to market adjustments) (5)	$2.03	$2.04	$2.20	$1.98
Fuel gallons consumed (000's)	41,681	36,144	161,616	141,474

	Three months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006

Selected Operating Data - Regional Partner (2):

Passenger revenue (000s)	$19,110	$22,992	$94,164	$92,826
Revenue passengers carried (000s)	179	217	899	912
Revenue passenger miles (RPMs) (000s)	118,796	149,509	576,431	591,787
Available seat miles (ASMs) (000s)	180,685	213,050	799,914	821,244
Passenger load factor	65.7%	70.2%	72.1%	72.1%
Passenger yield per RPM (cents)	16.09	15.38	16.34	15.69
Passenger yield per ASM (cents)	10.58	10.79	11.77	11.30
Cost per ASM (cents)	13.66	12.81	13.55	13.01
Average fare	$106.86	$105.71	$104.72	$101.78
Aircraft in service at end of period	9	9	9	9

	Three months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006
Selected Operating Data - Combined:

Passenger revenue (000s)	$272,416	$246,396	$1,131,466	$971,507
Revenue passengers carried (000s)	2,402	2,197	10,039	8,676
Revenue passenger miles (RPMs) (000s)	2,207,985	2,031,246	9,109,008	8,028,617
Available seat miles (ASMs) (000s)	3,117,719	2,772,569	12,109,984	10,706,843
Passenger load factor	70.8%	73.3%	75.2%	75.0%
Passenger yield per RPM (cents) (2), (3)	12.27	12.03	12.32	11.98
Total yield per RPM (cents)	12.79	12.55	12.85	12.47
Passenger yield per ASM (cents)	8.69	8.81	9.27	8.98
Total yield per ASM (cents)	9.06	9.20	9.67	9.35
Cost per ASM (cents)	9.25	9.51	9.76	9.43

1.
“Break-even load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

A reconciliation of the components of the calculation of break-even load factor is as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net loss	$10,430	$7,853	$20,370	$13,971
Income tax benefit	48	4,125	4,626	6,497
Passenger revenue	253,306	223,404	1,037,302	878,681
Regional partner expense	(24,676)	(27,297)	(108,355)	(106,866)
Regional partner revenue	19,110	22,992	94,164	92,826
Charter revenue	(1,568)	(2,052)	(8,861)	(10,011)

Passenger revenue mainline (excluding charter and regional partner revenue
required to break even (based on GAAP amounts)	$256,650	$229,025	$1,039,246	$875,098

Non-GAAP adjustments:
Gain/ (loss) on fuel hedging	15,059	91	12,753	(2,164)
Aircraft and facility lease exit reversals/(costs)	43	(49)	57	(3,414)
Valuation allowance on net deferred tax assets	(3,938)	-	(3,980)	-
Gain on sale of assets	-	179	656	1,144

Passenger revenue (excluding charter and regional partner revenue)
required to break-even (based on adjusted amounts)	$267,814	$229,246	$1,048,732	$870,664

The calculation of the break-even load factor follows:

	Three Months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006
			(in thousands)
Calculation of break-even load factor using GAAP amounts:

Passenger revenue mainline (excluding charter and regional partner revenue
required to break even (based on GAAP amounts) ($000s)	$256,650	$229,025	$1,039,246	$875,098
Mainline yield per RPM (cents)	12.05	11.76	12.05	11.68

Mainline revenue passenger miles (000s) to break even assuming
constant yield per RPM	2,129,876	1,947,491	8,624,448	7,492,277

Mainline available seat miles (000's)	2,937,034	2,559,519	11,310,070	9,885,599

Mainline break-even load factor using GAAP amounts	72.5%	76.1%	76.3%	75.8%

Calculation of break-even load factor using Non-GAAP amounts:
Passenger revenue (excluding charter and regional partner revenue) required
to break even (based on adjusted amounts) ($000s)	$267,814	$229,246	$1,048,732	$870,664
Mainline yield per RPM (cents)	12.05	11.76	12.05	11.68

Mainline revenue passenger miles to break even assuming
constant yield per RPM	2,222,523	1,949,370	8,703,170	7,454,315

Mainline available seat miles (000's)	2,937,034	2,559,519	11,310,070	9,885,599

Mainline break-even load factor using non-GAAP amounts	75.7%	76.2%	77.0%	75.4%

2.	“Passenger yield per RPM” is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3.
For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2007	2006	2007	2006

Passenger revenues - mainline, as reported	$253,306	$223,404	$1,037,302	$878,681
Less: charter revenue	1,568	2,052	8,861	10,011
Passenger revenues - mainline excluding charter	251,738	221,352	1,028,441	868,670
Add: Passenger revenues - regional partner	19,110	22,992	94,164	92,826
Passenger revenues, system combined	$270,848	$244,344	$1,122,605	$961,496

4.
This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

5.
“Average fuel cost per gallon (excluding mark to market derivatives)” excludes non-cash mark to market gains/(losses) of $15,059,000 and $91,000 for the three months ended March 31, 2007 and 2006, respectively, and $12,753,000 and $(2,163,000) for the years ended March 31, 2007 and 2006, respectively.